EXHIBIT 99.2

Contact: Robert E. Wheaton
    President, CEO
    Star Buffet, Inc.
    (480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, April 5, 2012

STAR BUFFET, INC. FILES JOINT
PLAN OF REORGANIZATION

SCOTTSDALE, AZ – April 5, 2012– Star Buffet, Inc. (STRZ:PK)  announced today that on March 26, 2012, the Company and its wholly-owned subsidiary, Summit Family Restaurants Inc.filed with the Bankruptcy Court (“Bankruptcy Court”) a proposed Joint Plan of Reorganization (“the Plan”) and related Disclosure Statement in accordance with the Bankruptcy Code.  The Plan represents an important step in the Company’s efforts to emerge from Chapter 11.

Star Buffet, Inc. filed a voluntary petition for reorganization under Chapter 11 on September 28, 2011. Summit Family Restaurants Inc. filed a voluntary petition for reorganization under Chapter 11 on September 29, 2011. The cases are being jointly administered. None of the Company’s other subsidiaries were included in the bankruptcy filing.

Information contained in the Plan and Disclosure Statement is subject to change, whether as a result of amendments to the Plan, actions of third parties or otherwise.

Bankruptcy law does not permit solicitation of acceptances of a plan of reorganization until the Bankruptcy Court approves the related Disclosure Statement.  Accordingly, this press release is not intended to be, nor should it be construed as a solicitation for a vote on the Plan.

The Plan will become effective only if, among other requirements, it receives the requisite votes in favor of acceptance and is confirmed by the Bankruptcy Court.  There can be no assurance that: (a)  the Court will approve the Disclosure Statement, (b) those entitled to vote on the Plan will accept it, or (c) that the Court will confirm it.

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking      statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the company's acquisition and strategic alliance strategy, the effect of the company's accounting policies and other risks detailed in the company's Form 10-K for its fiscal year ended January 25,  2010 and other filings with the Securities and Exchange Commission. Copies of all of the company's filings with the SEC are available to the public on the SEC's web site at http://www.sec.gov. The company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of April 5, 2012, Star Buffet, through its subsidiaries, operates seven 4B’s restaurants, seven JB’s restaurants, four Barnhill’s Buffet restaurants, four K-BOB’S Steakhouses, two HomeTown Buffets, one Casa Bonita Mexican theme restaurant, one Whistle Junction restaurant, one BuddyFreddys restaurant, one Western Sizzlin restaurant, one Holiday House restaurant, one JJ North’s Grand Buffet, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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